Exhibit 99.1

    Montpelier Re Holdings Ltd. Announces Changes to its Board of Directors

     HAMILTON, Bermuda--(BUSINESS WIRE)--March 24, 2004--Montpelier Re Holdings Ltd. (NYSE:MRH) announced today changes to its Board of Directors with respect to directors and nominees associated with White Mountains Insurance Group, Ltd.
     On February 27th, 2004 Montpelier announced that Anthony Taylor had succeeded Jack Byrne, retired Chairman and CEO of White Mountains, as Chairman of Montpelier and that Mr. Byrne would remain on the Board as a director until the annual general meeting in May. It was also announced that the Board had nominated John P. Cavoores, President and CEO of White Mountains' subsidiary, One Beacon Insurance Group, for election to the Board at the annual general meeting.
     Today, Montpelier announced that Mr. Byrne will retire from the Montpelier Board effective March 31st 2004 and that Mr. Cavoores will not be standing as a nominee for election to the Board.
     White Mountains has advised Montpelier that these changes are being made by White Mountains in connection with an internal restructuring of White Mountains' business and that, together with additional steps White Mountains may take, a change in the treatment of its Montpelier investment under US generally accepted accounting principles may result.

     Montpelier Re Holdings Ltd., through its operating subsidiary Montpelier Reinsurance Ltd., is a premier provider of global property and casualty reinsurance and insurance products. Montpelier Reinsurance Ltd. is rated "A" (Excellent) by A.M. Best Company, "A3" (Good) by Moody's Investor Service and "A-" (Strong) by Standard & Poors, and was founded in December 2001. During the 12 months ended December 31, 2003, Montpelier underwrote $809.7 million in gross premiums written. Shareholders' equity at December 31, 2003 was $1.7 billion. Additional information can be found in Montpelier's public filings with the Securities and Exchange Commission.

     Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

     This press release contains, and Montpelier may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

     All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside Montpelier's control that could cause actual results to differ materially from such statements. Important events that could cause the actual results to differ include, but are not necessarily limited to, market conditions affecting Montpelier's common share price; the requesting shareholders' ability to revoke the registration request; our short operating and trading history; our dependence on principal employees; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the impact of terrorist activities on the economy; competition in the reinsurance industry and rating agency policies and practices. For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in Montpelier's Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission. Montpelier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

    CONTACT: Montpelier Re Holdings Ltd.
             Media and Investor Relations:
             Keil Gunther, 441-297-9570